SEC
1746 (2-98)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. _______)*

NETSOL INTERNATIONAL, INC. 24035 PARK SORRENTO, SUITE 220 CALABASAS, CA 91302
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  64115A 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


               OMAR T. ATIQ  7200 S. HAZEL PINE BLUFF, AR 71603
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and communications)

                           9/20/01      &     10/06/01
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 64115A 10 5

________________________________________________________________________________

      1. Names of Reporting Persons, I.R.S. Identification Nos. of above persons (entities only)

         Omar Taimoor Atiq; Mr. and Mrs. Omar Atiq; Atiq LLC; Profit Sharing Plan for Omar Atiq
________________________________________________________________________________

      2. Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
             -------------------------------------------------------------------

         (b)
             -------------------------------------------------------------------

________________________________________________________________________________

      3. SEC Use Only
                      ----------------------------------------------------------

________________________________________________________________________________

      4. Source of Funds (See Instructions)       PF

________________________________________________________________________________

      5. Check if Disclosure of Legal Proceedings is Required Pursuant to
         Items 2(d) or 2(c)    N/A
                            ----------------------------------------------------

________________________________________________________________________________

      6. Citizenship or Place of Organization     U.S.A.

________________________________________________________________________________

Number of       7. Sole Voting Power              535,348
Shares         _________________________________________________________________
Beneficially    8. Shared Voting Power            1,090,300
Owned by
Each           _________________________________________________________________
Reporting       9. Sole Dispositive Power         535,348
Person         _________________________________________________________________
With           10. Shared Dispositive Power       1,090,300
________________________________________________________________________________

     11. Aggregate Amount Beneficially Owned by Each Reporting Person
               Omar Atiq: 535,348; Atiq LLC: 250,000;
               Mr. and Mrs. Atiq: 840,300
________________________________________________________________________________

     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
________________________________________________________________________________

     13. Percent of Class Represented by Amount in Row (11) 10.89%

________________________________________________________________________________

     14. Type of Reporting Person (See Instructions)

               IN, EP, CO, OO (Power of Attorney)

________________________________________________________________________________

INSTRUCTIONS FOR COVER PAGE

Item 1: Security Of the Issuer:

NetSol International, Inc.
24025 Park Sorrento, Suite 220
Calabasas, CA 91302

Common Stock, Par Value $0.001 Per Share; CUSIP Number 64 115A105

Item 2: Identity and Background

     (a)  Omar Atiq, an individual
     (b)  Atiq LLC; Mr. And Mrs. Omar Atiq, Managers
          7200 South Hazel
          Pine Bluff, AR 71603
     (c)  Physician
          7200 South Hazel
          Pine Bluff, AR 71603
     (d)  No.
     (e)  No.
     (f)  USA

Item 3: Source and Amount of Funds or Other Consideration

Purchase method was used to obtain securities.

Item 4: Purpose of Transaction

Purpose of transaction-private investment.

     (a)  None
     (b)  None
     (c)  None
     (d)  None
     (e)  None
     (f)  None
     (g)  None
     (h)  None
     (i)  None
     (j)  None

Item 5: Interest in Securities of the Issuer:

                                            (b) Number of                               (d) Other
                                            Sole/Joint Voting                           persons to have
                       Number and class     Power; Power to       (c) Transactions      power to receive
(a) Identity           of securities        Dispose               within past 60 days   dividends etc.
------------           ----------------     -----------------     -------------------   ----------------
Omar Atiq              130,516 common       100% of sole          None                   None
                       stock; 0.87%         voting power

Atiq LLC               250,000 common       100% of sole          None                   CO
                       stock; 1.66%         voting power and
                                            power to dispose

Mr. and Mrs.           840,300 common       100% of joint         None                   None
Omar Atiq              stock; 5.6%          voting power and
                                            power to dispose

Mr. Atiq Sr.           104,832 common       100% of sole          None                   None
                       stock; 0.69%         voting power and
                                            power to dispose
                                            via power of
                                            attorney

Profit Sharing Plan    300,000 common       100% of sole          None                   EP
for Omar Atiq          stock; 2.0%          voting power and
                                            power to dispose

Item 6: Contracts, Arrangements, Undertaking, or Relationships with Respect to Securities of the Issuer.

None.

Item 7: Material to Be Filed as Exhibits.

None.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          10/28/01
--------------------------------------------------------------------------------
Date

          /s/ OMAR TAIMOOR ATIQ
--------------------------------------------------------------------------------
Signature

         Omar Taimoor Atiq
--------------------------------------------------------------------------------
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)